SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST PACTRUST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2012

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of First PacTrust Bancorp, Inc., we cordially invite you to attend the Annual Meeting of Shareholders of the Company. The meeting will be held at 9:00 a.m., local time, on May 21, 2012 at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California. The meeting will include management’s report to you on the Company’s 2011 financial and operating performance.

An important aspect of the Annual Meeting process is the shareholder vote on corporate business items. I urge you to exercise your rights as a shareholder to vote and participate in this process. Shareholders are being asked to consider and vote upon: (1) the election of three directors of the Company; and (2) an advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote.

Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. Registered shareholders, that is, shareholders who hold their stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the success of the Company and the enhancement of the value of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Very truly yours,

Gregory A. Mitchell
President and Chief Executive Officer

FIRST PACTRUST BANCORP, INC.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

(949) 236-5211

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First PacTrust Bancorp, Inc. (the “Company”) will be held as follows:

TIME	9:00 a.m. local time
DATE	May 21, 2012
PLACE	Irvine Marriott, 18000 Von Karman Avenue, Irvine, California

ITEMS OF BUSINESS	(1) To elect three directors, each for a term of three years.

(2) An advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote.

RECORD DATE	Holders of record of the Company’s voting common stock at the close of business on March 27, 2012 will be entitled to vote at the meeting or any adjournment or postponement of the meeting.

ANNUAL REPORT	The Company’s 2011 Annual Report to Shareholders accompanies this proxy statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory A. Mitchell
President and Chief Executive Officer

Irvine, California

April 24, 2012

The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 21, 2012.

The Company’s Proxy Statement and Annual Report to Shareholders are available on the Internet at

http://www.cfpproxy.com/5332.

FIRST PACTRUST BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2012

i

ii

FIRST PACTRUST BANCORP, INC.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

(949) 236-5211

PROXY STATEMENT

INTRODUCTION

The Board of Directors of First PacTrust Bancorp, Inc. (“First PacTrust,” the “Company,” “we,” “us” and “our”) is using this proxy statement to solicit proxies from the holders of the Company’s voting common stock, par value $0.01 per share (the “Voting Common Stock”) for use at the upcoming Annual Meeting of Shareholders of the Company and at any adjournments or postponements thereof. The meeting will be held on May 21, 2012 at 9:00 a.m., local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California. At the meeting, shareholders will be asked to vote on two items: (i) the election of three directors of the Company, each to serve for a term of three years; and (ii) an advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote. These items are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting or any adjournment or postponement of the meeting, although the Board of Directors knows of no other business to be presented. Some of the information in this proxy statement relates to Pacific Trust Bank, a wholly owned subsidiary of the Company. Pacific Trust Bank is sometimes referred to in this proxy statement as the “Bank.”

By submitting your proxy, you authorize the Company’s Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

The accompanying Notice of Annual Meeting of Shareholders and proxy and this proxy statement are first being sent to shareholders on or about April 24, 2012.

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2011, which includes the Company’s audited financial statements, accompanies this proxy statement. The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.

Your vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the following items:

1. Election of three directors of the Company, each for a term of three years.

2. An advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote.

Shareholders also will act on any other business that may properly come before the meeting or any adjournment or postponement of the meeting. Members of our management team will be present at the meeting to respond to your questions.

Who is entitled to vote?

The record date for the meeting is March 27, 2012. Only holders of record of the Voting Common Stock as of the close of business on that date are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of Voting Common Stock held as of the record date; provided, however, that under Section F of Article 6 of the Company’s charter, no shareholder who beneficially owns more than 10.0% of the shares of Voting Common Stock outstanding of that date may vote shares held in excess of that amount. At the close of business on the record date, there were 10,592,719 shares of Voting Common Stock outstanding.

What if my shares are held in “street name” by a broker?

If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to any “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, your shares will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. All of the items being voted on at the meeting are expected to be non-discretionary items.

What if my shares are held in the Company’s 401(k) Employee Stock Ownership Plan?

If you are a participant in the Company’s 401(k) Employee Stock Ownership Plan, the plan trustee is required to vote all shares allocated to your account under the employee stock ownership plan (“ESOP”) portion of the plan in accordance with your instructions. If you do not instruct the trustee how to vote your allocated ESOP shares, the trustee will vote your allocated ESOP shares in the manner directed by the plan administrators (who currently are officers appointed by the Company’s Board of Directors). The trustee must vote the unallocated ESOP shares in the same proportion as it is instructed to vote the allocated ESOP shares. For example, if on a particular proposal the trustee was instructed to vote 60% of the allocated ESOP shares “FOR,” 35% of the allocated ESOP shares “AGAINST” and 5% of the allocated ESOP shares “ABSTAIN,” the trustee would vote 60% of the unallocated ESOP shares “FOR,” 35% of the unallocated ESOP shares “AGAINST” and 5% of the unallocated ESOP shares “ABSTAIN.”

Participants are entitled to instruct the trustee how to vote any shares held in their accounts under the 401(k) plan portion of the plan. To the extent no instructions are given, the trustee must vote the shares in the manner directed by the plan administrators.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of Voting Common Stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1.	You can vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2.	You can vote by telephone. If you are a registered shareholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can vote by telephone.

3.	You can vote via the internet. If you are a registered shareholder, you can vote via the internet by following the instructions included on the proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote via the internet.

4.	You can vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 27, 2012, the record date for voting at the meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the meeting even if you plan to attend the meeting in person.

Can I change my vote after I submit my proxy?

Yes. If you are a registered shareholder, you can revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	submitting another proxy with a later date;

•	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the annual meeting; or

•	voting in person at the annual meeting. Your proxy will not be automatically revoked by your mere attendance at the meeting; you must actually vote at the meeting to revoke a prior proxy.

If you hold your shares through a bank, broker or other nominee, you will need to follow the instructions of your bank, broker or other nominee in order to change your vote.

How does the Board of Directors recommend I vote on the items to be considered at the annual meeting?

The Board of Directors recommends that you vote:

•	FOR the election of the three director nominees to the Board of Directors.

•	FOR approval of the advisory (say on pay) vote on executive compensation.

What if I do not specify how my shares are to be voted?

Registered Shareholders.    If you a registered shareholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the three director nominees to the Board of Directors.

•	FOR approval of the advisory vote on executive compensation.

Holders of Shares in “Street” Name.    If you hold your shares in “street” name through a broker and do not provide your broker with voting instructions, it is expected that your broker will be unable to vote your shares. See “What if my shares are held in ‘street name’ by a broker?”

Will any other business be conducted at the meeting?

The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominees as directors. This means that the three director nominees will be elected if they receive more affirmative votes than any other persons nominated for election. No persons have been nominated for election other than the three nominees named in this proxy statement. If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although your shares will be counted for purposes of determining whether there is a quorum.

How many votes are required to approve the advisory (say on pay) vote on executive compensation?

The affirmative vote of a majority of the votes cast on the matter is required to approve the advisory (say on pay) vote on executive compensation. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on this matter. The outcome of the say on pay vote is not binding on the Board of Directors.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee unless you have withheld authority to vote for the nominee replaced.

How will abstentions be treated?

If you abstain from voting, your shares will still be included for purposes of determining whether a quorum is present. Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for the election of directors. An abstention on the advisory (say on pay) vote will not be counted as a vote cast and will have no effect on the item.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more items will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast. Consequently, broker non-votes will have no effect on any of the items to be voted on at the meeting.

STOCK OWNERSHIP

Stock Ownership of Greater than 5% Shareholders, Directors and Executive Officers

The following table shows, as of March 27, 2012, the beneficial ownership of the Voting Common Stock by:

•	those persons or entities known by management to beneficially own more than five percent of the outstanding shares of Voting Common Stock;

•	each director and director nominee of the Company;

•	each executive officer of the Company and the Bank named in the “Summary Compensation Table” appearing below; and

•	all of the executive officers and directors of the Company and the Bank as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as the Company’s. As of March 27, 2012, there were 10,592,719 shares of Voting Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Voting Common Stock subject to outstanding options to purchase shares of Voting Common Stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Beneficial Ownership		Percent of Voting Common Stock Outstanding
Greater than 5% Shareholders

Lord Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302(1)	767,417		7.24%

St. Cloud Capital Partners II, LP, et al. 10866 Wilshire Boulevard, #1450 Los Angeles, California 90024(2)	700,537		6.61%

America Start-Up Institutions Investments I, L.P., et al. 200 Ransom Way Monterey Park, California 91755(3)	620,507		5.86%

Directors and Named Executive Officers(5)
Alvin L. Majors, Chairman of the Board	80,807		0.76%
Gregory A. Mitchell, President and Chief Executive Officer of the Company and the Bank and Director	216,052		2.01%
Chad T. Brownstein, Director	0		0.00%
Timothy R. Chrisman, Director	10,941		0.10%
Jeff Karish, Director	0		0.00%
Jeffrey T. Seabold, Director	31,600		0.30%
Steven Sugarman, Director(4)	451,633		4.26%
Matthew Bonaccorso, Executive Vice President and Chief Credit Officer of the Bank	42,542		0.40%
Marangal I. Domingo, Executive Vice President and Chief Financial Officer of the Company and the Bank	36,490		0.34%
Hans R. Ganz, Former President and Chief Executive Officer of the Bank	127,349	(6)	1.20%
James P. Sheehy, Former Executive Vice President and Secretary of the Company and the Bank	49,964	(6)	.47%
Directors and executive officers of First PacTrust Bancorp, Inc. as a group (14 persons)(5)	1,128,655		10.39%

(1)	As reported by Lord Abbett & Co. LLC (“Lord Abbett”) in a Schedule 13G filed with the SEC on February 14, 2012. Lord Abbett reported sole voting power over 663,917 shares and sole dispositive power over 767,417 shares.
(2)	As reported by St. Cloud Capital Partners II, LP (“St. Cloud”), SCGP II, LLC (“SCGP”), Marshall S. Geller and Benjamin Hom in a Schedule 13G amendment filed with the SEC on February 14, 2012. SCGP is the general partner of St. Cloud and Messrs. Geller and Hom are the managing members of SCGP. Each of St. Cloud, SCGP, Mr. Geller and Mr. Hom reported shared voting and dispositive powers over all 700,537 shares.
(3)	As reported by America Start-Up Financial Institutions Investments I, L.P. (“America Start-Up”) and CKH Capital, Inc. (“CKH”), the general partner of America Start-Up, in a Schedule 13G filed with the SEC on December 9, 2010. America Start-Up and CKH each reported shared voting and dispositive powers over all 620,507 shares.
(4)

As reported by Steven Sugarman, Sugarman Enterprises, Inc. (“Sugarman Enterprises”) and COR Capital LLC (“COR Capital”) in a Schedule 13D filed with the SEC on November 12, 2010. Mr. Sugarman is the managing member of COR Capital and, together with his spouse, the owner of 100% of the outstanding stock of Sugarman Enterprises. COR Capital reported sole voting and dispositive powers over 33,806 shares, Sugarman Enterprises reported sole voting and dispositive powers over 417,827 shares and

Mr. Sugarman reported shared voting and dispositive powers over all 451,633 shares. The 417,827 shares held by Sugarman Enterprises are currently pledged to secure a margin loan and the 33,806 shares held by COR Capital also are held in a margin account.

(5)	Includes shares held directly, as well as shares held jointly with certain family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the individual’s or group members’ families, held by corporations or other entities controlled by the individual or group member, or held by trusts of which the individual or group member is a trustee or substantial beneficiary, with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers. In addition, includes shares subject to options which were exercisable as of, or which will become exercisable within 60 days after, March 27, 2012, as follows: Mr. Mitchell—155,000 shares; Mr. Bonaccorso—33,333 shares; Mr. Domingo –26,666 shares; and all directors and executive officers as a group—273,333.
(6)	Share information provided for Mr. Ganz and Mr. Sheehy is based on information known to the Company as of their respective retirement dates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Voting Common Stock, to report to the SEC their initial ownership of the Company’s equity securities and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any late filings or failures to file.

To the Company’s knowledge, based solely on its review of the copies of these reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to the Company’s officers and directors during fiscal 2011 were met, except for the inadvertent failure by each of Matthew Bonaccorso, Chang Liu, Gaylan Anderson, Richard Herrin and Regan Lauer to timely report two transactions on Form 4 and the inadvertent failure by each of Gregory A. Mitchell and Marangal I. Domingo to timely report one transaction on Form 4.

PROPOSAL I—ELECTION OF DIRECTORS

General

The Company’s Board of Directors is divided into three classes. Directors in each class are elected to serve for three-year terms that expire in successive years. The term of one of the classes of the Company’s directors will expire at the annual meeting. The Company currently has seven directors.

Nominees

The Company has nominated Chad T. Brownstein, Jeff Karish and Gregory A. Mitchell for election as directors for three-year terms expiring at the annual meeting of shareholders to be held in 2015. Messrs. Brownstein, Karish and Mitchell currently serve as directors of the Company. They have each consented to being named in this proxy statement and have agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. The Board of Directors recommends that you vote “FOR” the election of all nominees.

The following tables set forth, with respect to each nominee and each continuing director, his name and age, the year in which he first became a director of the Company, and his business experience for at least the past five years.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR

TERMS EXPIRING AT THE 2015 ANNUAL MEETING

Director, Year First Became Director of Company	Age(1)	Principal Occupation and Business Experience
Chad T. Brownstein, 2011	39	Mr. Brownstein is a member of Crescent Capital Group (formerly Trust Company of the West Leveraged Finance Group) where he maintains a focus on investing in special situations. Previously, he was a Senior Advisor at Knowledge Universe Ltd., where he focused on turnaround operations and private equity investing. Prior to that, he was a Partner at ITU Ventures making venture and growth investments with a specialization in corporate strategy. Earlier in his career, Mr. Brownstein worked at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions. Mr. Brownstein is a director of Prospect Global Resources Inc. Mr. Brownstein also is a member of the American Trustees for the Yitzhak Rabin Center in Israel, Cedars Sinai Board of Governors and serves on the board of Los Angeles Conservation Corps. Mr. Brownstein’s experience in overseeing large-scale corporate restructuring efforts and executing transformational business plans are of great benefit to the Board as the Company executes its dual strategies of organic growth and M&A. Mr. Brownstein was recommended to serve on the Company’s Board by Company shareholder TCW Shared Opportunity Fund V, L.P., with which Mr. Brownstein is affiliated.
Jeff Karish, 2011	39	Mr. Karish currently serves as Executive Vice President and acting General Counsel of Windsor Media LLC, and previously held positions as Head of Strategy for Yahoo’s Media Group, and as an Associate Principal for McKinsey & Company in Los Angeles. Mr. Karish brings strategic and managerial expertise to the Board. Mr. Karish was recommended to serve on the Company’s Board by Company director Steven Sugarman.
Gregory A. Mitchell, 2010	54

Mr. Mitchell became a Director and the President and Chief Executive Officer of the Company on November 1, 2010 following completion of the Private Placement by the Company on November 1, 2010. See “Business Relationships and Transactions with Executive Officers and Directors and Related Persons—Private Placement.” The Company agreed with the Private Placement investors to appoint Mr. Mitchell to these positions following the closing of the Private Placement.

Mr. Mitchell served as a consultant to the Company from May 2010 until the Private Placement closing. Prior to becoming a consultant to the Company, Mr. Mitchell served in various roles with California National Bank, including Chief Executive Officer and President, from 2001 until October 2009. Prior to joining California National Bank, Mr. Mitchell was a Managing Director with Hovde Financial, where he was responsible for the formation and management of its West Coast investment banking, financial advisory and fund management practice. Mr. Mitchell also served for ten years with the Office of Thrift Supervision, where he was responsible for, among other things, helping to recapitalize and restructure troubled thrift institutions.

The breadth and depth of Mr. Mitchell’s experience in the financial services industry, as a bank executive, investment banker and regulator, make him an especially valued member of the Board.

DIRECTORS CONTINUING IN OFFICE
TERMS EXPIRING AT THE 2013 ANNUAL MEETING
Alvin L. Majors, 1985(2)	71	Mr. Majors served as Chairman of the Company’s Board of Directors until October 24, 2011, and continues to serve as Chairman of the Bank’s Board of Directors. Mr. Majors is currently retired. Prior to his retirement, he was employed by Rohr, Inc. for 26 years, with his last position being Vice President and Controller. Prior to joining Rohr, Inc., Mr. Majors worked for Deloitte for five years. This experience gave him the ability to read financial statements and understand the inner workings of public companies.
Steven Sugarman, 2010	37	Mr. Sugarman is the founder and Chief Executive Officer of COR Capital LLC, a Southern California-based investment firm and a lead investor in the Private Placement. The Company agreed with COR Capital LLC to appoint Mr. Sugarman as a director following the Private Placement closing. Prior to founding COR Capital LLC, Mr. Sugarman founded a $2 billion investment advisory firm focused on public equities and worked as a management consultant at McKinsey & Company and an investment advisor at Lehman Brothers. Mr. Sugarman brings to the Board a strong background and extensive experience in finance and investment matters.

TERMS EXPIRING AT THE 2014 ANNUAL MEETING
Timothy R. Chrisman, 2011	65	Mr. Chrisman became Chairman of the Company’s Board of Directors on October 24, 2011. He is the founder and CEO of Chrisman & Company, Inc., a nationally-recognized executive search and compensation firm specializing in financial services. He also serves as Chairman of the Board of the Federal Home Loan Bank of San Francisco, and most recently served as Chairman of the Council of Federal Home Loan Banks. Mr. Chrisman is also a Senior Advisor to FIG Partners, an investment banking firm that is principally focused on financial service sector companies. Mr. Chrisman previously served as a director of Commercial Capital Bancorp, the institution that acquired $2.7 billion Hawthorne Savings, where he served as Chairman of the Board from 1995 to 2004. Mr. Chrisman’s extensive experience in the financial services industry, both as a director and as an entrepreneur, makes him a valuable member of the Company’s Board of Directors. Mr. Chrisman also brings to the Board a great deal of knowledge in the compensation and corporate governance areas.
Jeffrey T. Seabold, 2011	45	Mr. Seabold is the founder and CEO of CS Financial Inc., a residential and commercial mortgage company based in Beverly Hills, California. Mr. Seabold also serves as President of Camden Escrow Inc., a real estate settlement company. He is the Co-Founder of Camden Capital Partners LLC, an asset based lender and loan servicer. Mr. Seabold brings to the Board a solid background and a wealth of experience in the real estate lending area.

(1)	As of March 27, 2012.
(2)	Includes service as a director of Pacific Trust Bank and its predecessor.

DIRECTOR COMPENSATION

As amended on October 24, 2011 and effective retroactive as of May 25, 2011, the Company’s director compensation program has primarily consisted of the following components:

•

for service as a Company Board member, compensation of $120,000, payable in cash or, at the director’s election, in the form of stock options granted under the Company’s 2011 Omnibus Incentive Plan (the “Omnibus Plan”);

•	for the Chairman of the Company’s Board, additional compensation of $60,000, payable in cash or, at the Chairman’s election, in the form of stock options granted under the Omnibus Plan;

•

for each member of the Strategic Planning Committee of the Company’s Board, additional compensation of $60,000 ($90,000 for the Chairman of the Strategic Planning Committee), payable in cash or, at the committee member’s election, in the form of stock options granted under the Omnibus Plan; and

•

for each member of the Audit Committee of the Company’s Board, additional compensation of $30,000 ($45,000 for the Chairman of the Audit Committee), payable in cash or, at the committee member’s election, in the form of stock options granted under the Omnibus Plan.

Director Mitchell (who is the Company’s President and Chief Executive Officer) does not receive any compensation from the Company for his Board service. The current members of the Strategic Planning Committee of the Company’s Board are Directors Sugarman (Chairman), Brownstein, Chrisman, Mitchell and Seabold. The current members of the Audit Committee of the Company’s Board are Majors (Chairman), Karish and Seabold.

Prior to the additions of Messrs. Chrisman and Seabold to the Company’s Board of Directors in February 2011, the membership of both the Company’s Board and the Board of Directors of the Bank had been identical. Due to the increasing time demands and complexity of responsibilities for the Company’s directors, a decision was made to bifurcate the membership of the two boards of directors, with some directors of the Company also serving as directors of the Bank. The directors of the Company who currently also serve as directors of the Bank are Mr. Majors (Chairman of the Bank’s Board and Chairman of the Audit Committee of the Bank’s Board), Mr. Mitchell and Mr. Sugarman. Effective as of May 25, 2011, the compensation payable to directors of the Bank (other than Mr. Mitchell, who does not receive any compensation for his service as a director of the Bank) has primarily consisted of the following components:

•	for service as a Bank Board member, compensation of $40,000, payable in cash or, at the director’s election, in the form of stock options granted under the Omnibus Plan;

•

for the Chairman of the Bank’s Board (currently Mr. Majors), additional compensation of $20,000, payable in cash or, at the Chairman’s election, in the form of stock options granted under the Omnibus Plan; and

•

for each member of the Audit Committee of the Bank’s Board, additional compensation of $6,000, payable in cash or, at the committee member’s election, in the form of stock options granted under the Omnibus Plan.

Prior to the changes in director compensation described above which became effective as of May 25, 2011, directors were compensated through a mixture of cash and equity-based compensation. Cash compensation included an annual retainer and a fee for each board and committee meeting attended. A decision was made to no longer compensate directors on the basis of the number of meetings attended because the Board believes that attending meetings is a basic responsibility of all board and committee members.

The following table provides information regarding compensation paid to persons who served as directors of the Company during fiscal 2011.

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(6)	Option Awards ($)(7)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alvin L. Majors	153,677	54,418	54,410	—	—	—	262,505

Francis P. Burke(2)	43,110	—	—	—	—	—	43,110

Timothy R. Chrisman(3)	165,997	29,248	29,251	—	—	—	224,496

Jeff Karish(4)	75,000	—	—	—	—	—	75,000

Kenneth W. Scholz(2)	—	23,809	23,805	—	—	—	47,614

Jeffrey T. Seabold(3)	133,997	—	61,002	—	—	—	194,999

Steven Sugarman	190,993	—	59,003	—	—	—	249,996

Donald A. Whitacre(5)	—	22,798	23,805	—	—	—	46,603

(1)	Directors Brownstein and Mitchell were omitted from this table since they receive no compensation for their board service. Former director Hans Ganz, who retired as a director of the Company and the Bank effective May 31, 2011, is omitted from this table because he received no compensation for his board service.
(2)	Messrs. Burke and Scholz retired as directors of the Company on May 25, 2011 but continue to serve as directors of the Bank.
(3)	Messrs. Chrisman and Seabold joined the Board on February 22, 2011.
(4)	Mr. Karish joined the Board on October 24, 2011.
(5)	Mr. Whitacre resigned as a director of the Company on June 14, 2011 but continues to serve as a director of the Bank.
(6)	Represents the fair values of restricted stock awards to the directors on the grant dates. The assumptions used in the calculation of these amounts are included in Note 2 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. As of December 31, 2011, the number of unvested shares of restricted stock held by each of the directors was as follows: Mr. Majors—3,442 shares; Mr. Burke—0 shares; Mr. Chrisman—1,850 shares; Mr. Karish—0 shares; Mr. Scholz—1,506 shares; Mr. Seabold—0 shares; Mr. Sugarman—0 shares; and Mr. Whitacre—1,442 shares.
(7)	Represents the fair values of option awards to the directors on the grant dates. The assumptions used in the calculation of these amounts are included in Note 2 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. As of December 31, 2011, the total number of shares underlying the stock options held by each of the directors was as follows: Mr. Majors—14,907 shares; Mr. Burke—0 shares; Mr. Chrisman—8,014 shares; Mr. Karish—0 shares; Mr. Scholz—6,522 shares; Mr. Seabold—16,713 shares; Mr. Sugarman—16,165 shares; and Mr. Whitacre—6,248 shares.

BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS AND RELATED PERSONS

General

The Company and the Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, those transactions that constitute “related party” transactions under Item 404 of SEC Regulation S-K are subject to the review and approval of the Audit Committee and ratification by the Board of Directors. All other transactions with executive officers, directors and related persons other than those in the ordinary course of our banking business are approved by the Board of Directors.

Loans

The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. These loans to directors and executive officers are not made at preferential rates; however, certain Bank closing fees are waived. No director, executive officer or any of their affiliates had aggregate indebtedness to the Bank at below market interest rate loans exceeding $120,000 in the aggregate during the fiscal year ended December 31, 2011.

As of December 31, 2011, there were no loans outstanding to any director or executive officer of the Company.

Private Placement

On November 1, 2010, the Company completed the sale of the Company’s securities described below in a private placement (the “Private Placement”) exempt from registration under the Securities Act of 1933, as amended. Pursuant to subscription agreements with the Private Placement investors, the Company sold an aggregate of 4,418,390 shares of Voting Common Stock and an aggregate of 1,036,156 shares of newly designated non-voting common stock, par value $.01 per share, of the Company (the “Non-Voting Common Stock” and together with the Voting Common Stock, the “Common Stock”), at a price per share of $11.00, receiving aggregate gross proceeds of $60.0 million.

As part of its subscription, at the closing of the Private Placement, TCW Shared Opportunity Fund V, L.P., a Delaware limited partnership, was issued an immediately exercisable five-year warrant to purchase 240,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share. In addition, in consideration for its consulting services to the Company preceding the closing date of the Private Placement, COR Advisors LLC, a Delaware limited liability company and an affiliate of COR Capital LLC, a Delaware limited liability company and subscriber in the Private Placement, was issued a warrant to purchase an aggregate of 1,395,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share. Steven Sugarman, a director of the Company, is the managing member of COR Advisors LLC and COR Capital LLC. COR Advisors LLC’s warrant (together with the warrant issued to TCW Shared Opportunity Fund V, L.P., the “Warrants”) became exercisable with respect to 95,000 shares on January 1, 2011 and an additional 130,000 shares on the first day of each of the next ten calendar quarterly periods beginning April 1, 2011, with each vesting tranche exercisable for five years following the vesting date. On August 3, 2011, COR Advisors LLC transferred a portion of the warrant issued to it to Jeffrey Seabold, a director of the Company, as compensation for services provided by Mr. Seabold to COR Advisors LLC. The portion of the warrant transferred to Mr. Seabold consists of 95,000 shares as to which the warrant became exercisable on January 1, 2011, (ii) 130,000 shares as to which the warrant became exercisable on April 1, 2011, (iii) 130,000 shares as to which the warrant became exercisable on July 1, 2011; and (iv) 80,000 shares as to which the warrant became exercisable on October 1, 2011. In lieu of Non-Voting Common Stock, shares of Voting Common Stock will be issued upon exercise of the Warrants following the transfer of the Warrants to a third party in a widely dispersed offering or in other limited circumstances set forth in the Warrants. In addition, the Warrants held by TCW Shared Opportunity Fund V, L.P. will be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock at TCW Shared Opportunity Fund V, L.P.’s election if it then owns less than 4.99% of the outstanding shares of Voting Common Stock as a result of dilution occurring from additional issuances of Voting Common Stock subsequent to the Private Placement. Notwithstanding the above, the Warrants will only be exercisable for Voting Common Stock in lieu of Non-Voting Common Stock to the extent that the holder of the Warrant, together with its affiliates and any other person that may be deemed to be acting in concert with it under the regulations of the Board of Governors of the Federal Reserve System, would not beneficially own more than 4.99% of the outstanding shares of the Voting Common Stock.

As a result of their purchases of Voting Common Stock in the Private Placement, each of America Start-Up Institutions Investments I, L.P. and St. Cloud Capital Partners II, LP became beneficial owners of more than five percent of the outstanding shares of the Voting Common Stock. See “Stock Ownership—Stock Ownership of Greater than 5% Shareholders, Directors and Executive Officers.”

In addition to providing Warrants to COR Advisors LLC in consideration for consulting services, the Company agreed to reimburse COR Capital LLC in the amount of $350,000 for all fees and out-of-pocket expenses it incurred in connection with the Private Placement, including without limitation outside counsel and due diligence fees and expenses, whether incurred by COR Capital LLC or its affiliates, consultants or agents.

COR Advisors LLC was originally entitled to receive a Warrant to purchase 1,560,000 shares of Non-Voting Common Stock at an exercise price of $11.00 per share but waived this right with respect to 165,000 of the warrant shares. On November 1, 2010, in recognition of the substantial assistance he provided to the Company in connection with its raising of additional capital through the Private Placement, the Company granted to Gregory A. Mitchell, the Company’s President and Chief Executive Officer, a ten-year option (the “Founder’s Option”) to purchase 165,000 shares of Voting Common Stock at an exercise price of $11.35 per share. The Founder’s Option is scheduled to vest in one-third annual increments beginning November 1, 2011, subject to earlier vesting in the event that the Company involuntarily terminates Mr. Mitchell’s employment without “cause” or he resigns from employment with the Company for “good reason,” as such terms are defined in the employment agreement between Mr. Mitchell and the Company. See “Compensation of Executive Officers—Employment Agreements.” From May 2010 until the closing of the Private Placement, Mr. Mitchell served as a consultant to the Company, for which he received cash compensation totaling $150,000.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEE AND

CORPORATE GOVERNANCE MATTERS

Board Meetings, Independence and Ethics Code

Meetings of the Company’s Board of Directors are generally held on a monthly basis. The Company’s Board of Directors held 14 meetings during the fiscal year ended December 31, 2011. During 2011, no director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and committees of which he was a member held during the period in which he served. The Company’s general policy is for all directors to attend its annual meeting of shareholders, and every director at that time attended last year’s annual meeting.

The Board has determined that Directors Majors, Brownstein, Chrisman, Karish and Seabold, constituting a majority of the Board members, are “independent directors,” as that term is defined in Rule 5605 of the Listing Rules of the NASDAQ Stock Market. Shareholders may communicate directly with the Board of Directors by sending written communications to Alvin L. Majors, Chairman of the Board of the Company, 18500 Von Karman Avenue, Suite 1100, Irvine, California, 92612.

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. You may obtain a copy of the Code free of charge by writing to the Corporate Secretary of the Company, Richard Herrin at 18500 Von Karman Avenue, Suite 1100, Irvine, California, 92612, or by calling (949) 236-5211. In addition, the Code of Business Conduct and Ethics has been filed with the SEC as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at http://www.firstpactrustbancorp.com (click on the Investor Relations information link, then click on link marked “Governance Documents”).

Board Leadership Structure and Risk Oversight

As indicated above, the positions of Board Chairman and President and Chief Executive Officer are held by two persons. This has been the case since the Company’s formation in 2002. The Board believes this structure is appropriate for the Company because of the need for the Chairman to have independence in leading the Board of Directors to oversee and direct management, and the President and CEO’s direct involvement in leading management of the Company.

The Board of Directors establishes and revises policies to identify and manage various risks inherent in the business of the Company, and both directly and through its committees, periodically receives and reviews reports from management to ensure compliance with and evaluate the effectiveness of risk controls. Employees who oversee day-to-day risk management duties, including the Compliance Officer and Internal Asset Review Officer, report directly to the Audit Committee.

Board Committee Attendance and Charters

The Board of Directors of the Company has standing Executive, Audit, Nominating, Compensation and Strategic Planning Committees.

The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating Committee. The charters for the Audit Committee, Compensation Committee and the Nominating Committee are available on our website at http://www.firstpactrustbancorp.com (click on the Investor Relations information link, then click on link marked “Governance Documents”). You also can obtain a copy of these committee charters free of charge by writing to the Corporate Secretary of the Company, 18500 Von Karman Avenue, Suite 1100, Irvine, California, 92612 or by calling (949) 236-5211.

Executive Committee

The Executive Committee is currently comprised of Directors Majors, Mitchell and Sugarman. The Executive Committee meets on an as needed basis and is generally empowered to act on behalf of the entire board. This committee did not meet during 2011.

Audit Committee

The Audit Committee is currently comprised of Directors Majors (Chairman), Karish and Seabold, all of whom are “independent,” as independence is defined for audit committee members in the NASDAQ Listing Rules. The Board of Directors has determined that Director Majors is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, and that all of the Audit Committee members meet the independence and financial literacy requirements under the NASDAQ Listing Rules. In 2011, this Committee met six times. This committee is responsible for hiring, terminating and/or reappointing the Company’s independent registered public accounting firm and for reviewing the annual audit report prepared by our independent registered public accounting firm. The functions of the Audit Committee also include:

(i)	approving non-audit and audit services to be performed by the independent registered public accounting firm;

(ii)	reviewing and approving all related party transactions for potential conflict of interest situations;

(iii)	reviewing and assessing the adequacy of the Audit Committee charter on an annual basis;

(iv)	reviewing significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

(v)	ensuring the existence of effective accounting and internal control systems; and

(vi)	Overseeing the entire audit function of the Company, both internal and independent.

Nominating Committee

The Nominating Committee is currently composed of Directors Seabold (Chairman), Brownstein and Chrisman, each of whom is an independent director under the NASDAQ Listing Rules. This committee is primarily responsible for selecting nominees for election to the board. The Nominating Committee generally meets once per year to make nominations and holds additional meetings from time to time as needed.

The responsibilities of the Nominating Committee include:

(i)	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

(ii)	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints;

(iii)	review nominations submitted by shareholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(iv)	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

(v)	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Director nominations by shareholders must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Section 1.09 of the Company’s bylaws. In general, to be timely, a shareholder’s notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the shareholder’s notice must be delivered not earlier than 120 days prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the date of the meeting or the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. The shareholder’s notice must include the information set forth in Section 1.09 of the Company’s bylaws, which includes the following:

(i)	as to each person whom a shareholder proposes to nominate for election as a director:

•

all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

(ii)	as to the shareholder giving the notice:

•	name and address of the shareholder as they appear on the Company’s books;

•	number of shares of the Company’s Common Stock beneficially owned by the shareholder.

The foregoing description is a summary of the Company’s nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s charter and bylaws, and Maryland law.

During 2011 the Nominating Committee met three times.

Compensation Committee

The Compensation Committee is currently comprised of Directors Brownstein (Chairman), Chrisman and Seabold, all of whom are independent directors under the NASDAQ Listing Rules. This committee administers the Company’s equity incentive plans and arrangements and reviews overall compensation policies for the Company. The responsibilities of the Compensation Committee also include:

(i)	reviewing from time to time our compensation plans and, if the Compensation Committee believes it to be appropriate, amend or recommend that the Board amend these plans or adopt new plans;

(ii)	overseeing the evaluation of our management, and establish the compensation for our executive officers and approve the compensation for other key members of management;

(iii)	recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors; and

(iv)	administering any executive or employee compensation plans which the Board has determined should be administered by the Committee.

During	2011, the Compensation Committee met four times.

Strategic Planning Committee

The Strategic Planning Committee is currently comprised of Directors Sugarman (Chairman), Brownstein, Chrisman, Mitchell and Seabold. This committee reviews and oversees the Company’s strategic planning processes. This committee meets monthly, and as needed based on pending transactions or activities. The Strategic Planning Committee met 18 times in 2011.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is an officer, employee or former officer of the Company or the Bank. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Philosophy and Objectives of Compensation Program

Our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Different programs are geared to short and longer-term performance with the goal of increasing shareholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe that the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth in deposits and customer relationships, growth of operating earnings and earnings per share, and ultimately, in attaining an increased market price for our stock. We believe that the performance of the executives in managing our company should be the basis for determining their overall compensation, taking into consideration pertinent economic conditions, interest rate trends, and the competitive market environment. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Overview

Key elements of compensation for our executives include: salary, employee bonus incentive plan, 401(k) plan, equity incentive awards and health, disability and life insurance benefits. Subject to the terms of their employment agreements (see “—Employment Agreements” below), base salaries generally are set for our executive officers annually at a meeting of the Compensation Committee. The Compensation Committee also approves and adopts the employee bonus incentive plan for the new fiscal year, in which executive officers participate along with all other employees of the Company, and may grant equity incentive awards to our executive officers and certain other eligible employees.

In the past, it has been the practice of our Compensation Committee to periodically review the component elements of each executive officer’s total compensation, and to compare the compensation of the executive officers with that of executive officers with similar responsibilities in an appropriate market comparison group. Typically, the chief executive officer makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations. The Committee chairman then makes compensation recommendations to the Compensation Committee with respect to the chief executive officer, who is absent from that meeting. The Compensation Committee may accept or adjust such recommendations.

The Compensation Committee also takes into account the following factors:

•	performance against corporate and individual objectives for the previous year, and relative to pertinent economic, interest rate and competitive environment factors;

•	difficulty of achieving desired results in the coming year;

•	value of their unique skills and capabilities to support long-term performance of the Company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and short-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives with an appropriate level of risk to maximize long-term value for our company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive norms and reward good performance on an annual basis in the form of merit salary adjustments and bonus compensation to reward superior performance against specific short-term goals. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. We believe that our overall compensation package, including benefits and equity-related awards, is competitive within the marketplace and appropriate to fulfill our stated policies.

The following are key items of corporate performance taken into account in setting compensation policies:

•	corporate earnings per our financial plan;

•	customer satisfaction; and

•	achievement of our strategic objectives.

Summary Compensation Table

The following table sets forth compensation information for the Company’s principal executive officer, the next two most highly compensated executive officers based on total compensation earned for 2011 and two former executive officers. We use the term “named executive officers” in this proxy statement to refer to the individuals listed in the following table.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Gregory A. Mitchell	2011	$416,000	$26,000	$25,995	(4)	$—		$—	$—	$6,762	(7)	$474,757
President and CEO of the Company and the Bank(1)	2010	$56,000	$—	$108,937	(5)	$1,373,250	(6)	$—	$—	$150,960	(8)	$1,689,147

Matthew Bonaccorso	2011	$305,000	$32,000	$39,530	(4)	$—		$—	$—	$5,835	(7)	$382,365
Executive Vice President and Chief Credit Officer of the Bank(2)

Marangal I. Domingo	2011	$176,028	$32,000	$113,664	(4)	$272,000	(4)	$—	$—	$3,459	(7)	$597,151
Executive Vice President and Chief Financial Officer of the Company and the Bank(2)

Hans R. Ganz	2011	$230,511	$0	$—		$—		$—	$—	$814,371	(7)	$1,044,882
Former President and CEO of the Bank(1)	2010	$373,017	$92,350	$—		$—		$—	$—	$1,225,585	(8)	$1,690,952

James P. Sheehy	2011	$172,023	$0	$—		$—		$—	$—	$228,208	(7)	$400,231
Former Executive Vice President and Secretary of the Company and the Bank(3)	2010	$171,216	$8,312	$—		$—		$—	$—	$390,236	(8)	$569,764

(1)	Mr. Mitchell succeeded Mr. Ganz as President and Chief Executive Officer of the Company on November 1, 2010. From May 2010 until that time, Mr. Mitchell served as a consultant to the Company. Mr. Mitchell succeeded Mr. Ganz as President and Chief Executive Officer of the Bank upon Mr. Ganz’s retirement on May 31, 2011. From that date through June 30, 2011, Mr. Ganz served as a consultant to the Bank.
(2)	No compensation information is provided for Messrs. Bonaccorso or Domingo for 2010 because neither was a named executive officer for that year. Mr. Domingo joined the Company effective May 6, 2011.
(3)	Mr. Sheehy retired as Executive Vice President and Corporate Secretary of the Company and the Bank effective October 6, 2011.
(4)	Reflects the fair value of the award to the named executive officer on the grant date. The assumptions used in the calculation of this amount are included in Note 2 of the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. The stock awards during 2011 to Messrs. Mitchell, Bonaccorso and Domingo included 2,464, 3,747 and 3,911 shares of restricted Voting Common Stock, respectively, awarded under the Omnibus Plan on December 29, 2011, with one-third of the shares vesting upon grant and the remaining shares scheduled to vest in one-third equal increments on December 29, 2012 and 2013, respectively. The stock awards to Mr. Domingo also included the Inducement Grant Shares described under “—Employment Agreements-Employment Agreement with Mr. Domingo.” The option award to Mr. Domingo consisted of the Inducement Grant Option described under “—Employment Agreements-Employment Agreement with Mr. Domingo.”
(5)	Reflects the fair value of the award to Mr. Mitchell on the grant date. The assumptions used in the calculation of this amount are included in Note 14 of the Notes to consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC. The award to Mr. Mitchell consisted of the RRP Grant described under “—Employment Agreements-Employment Agreement with Mr. Mitchell.”

(6)	Reflects the aggregate fair value of the awards to Mr. Mitchell on the grant date. The assumptions used in the calculation of these amounts are included in Note 14 of the Notes to consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. The awards to Mr. Mitchell consisted of the Founder’s Option described under “Business Relationships and Transactions with Executive Officers and Directors and Related Persons—Private Placement” and the Inducement Grant Option described under “—Employment Agreements-Employment Agreement with Mr. Mitchell.”
(7)	For Messrs. Mitchell, Bonaccorso and Domingo, amount includes the amount of dividends earned on the unvested portions of their restricted stock awards and matching contributions to their 401(k) accounts. For Messrs. Ganz and Sheehy, amount includes matching contributions to their 401(k) accounts and the amount accrued by the Bank for the Termination Payments to which they became entitled upon their separation of service from the Company and the Bank pursuant to the modifications of their respective Change in Control Severance Agreements, as described under “—Change in Control Severance Agreements” ($785,040 for Mr. Ganz and $222,304 for Mr. Sheehy). The amount for Mr. Ganz also includes fees of $27,474 for services provided as a consultant to the Bank from May 31, 2011 through June 30, 2011.
(8)	For Mr. Mitchell, amount includes (a) fees totaling $150,000 ($25,000 per month) for service as a consultant to the Company from May 2010 until he became President and Chief Executive Officer of the Company; and (b) the amount of dividends earned on the unvested portion of previously awarded shares under the Company’s 2003 Recognition and Retention Plan. For each of Messrs. Ganz and Sheehy, amount shown includes (a) the market value as of December 31, 2010 of ESOP shares allocated to Messrs. Ganz and Sheehy for 2010; (b) the amount of dividends earned on the unvested portion of previously awarded shares of common stock under the Company’s 2003 Recognition and Retention Plan; and (c) the matching contributions made to 401(k) accounts. For Messrs. Ganz and Sheehy, amount for 2010 also includes (a) the amount of the cash payment received in exchange for cancellation of unexercised stock options held prior to the Private Placement at a price of $3.00 per option share ($396,750 for Mr. Ganz and $129,000 for Mr. Sheehy); and (b) the Retention Payment made pursuant to the modifications of Messrs. Ganz’s and Sheehy’s respective Change in Control Severance Agreements, as described under “—Change in Control Severance Agreements” ($785,040 for Mr. Ganz and $222,304 for Mr. Sheehy).

For information regarding the employment agreements between the Company and each of Messrs. Mitchell, Bonaccorso and Domingo, see “—Employment Agreements.” For information regarding the modifications to Messrs. Ganz’s and Sheehy’s respective Change in Control Severance Agreements, see “—Change in Control Severance Agreements.”

Components of Executive Compensation

Base Salary

We seek to establish salary compensation for our executive officers based on our company’s operating performance relative to comparable peer companies. Subject to an executive officer’s minimum base salary as established by contract (see “—Employment Agreements”), in setting base salaries, the Compensation Committee typically reviews the President and CEO’s recommendations with respect to the other executive officers and discusses the relative qualifications, experience and responsibilities of the officers. The Compensation Committee also considers the salary information for executive officers of financial institutions which are comparable in size to First PacTrust. It is our policy to pay our chief executive officer and other executive officers on a total compensation basis relative to the other members of our senior management team. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below.

Bonuses

The employment contracts with our executive officers provide for additional or special compensation, such as incentive pay or bonuses, as the Board of Directors or Compensation Committee may from time to time determine.

401(k) Employee Stock Ownership Plan (“KSOP”)

We offer a qualified, tax exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”) as part of our KSOP. All employees who have attained age 18 are eligible to make 401(k) contributions. Eligible employees are also eligible to be allocated matching and profit sharing contributions, if any, after they have attained age 18 and completed 12 months of continuous employment, during which they worked at least 1,000 hours.

During 2011, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $16,500. In addition, participants who have attained age 50 may defer an additional $5,000 annually as a 401(k) “catch-up” contribution. All employees who participate in the 401(k) Plan received 100% matching funds for the first 4% of salary contributed by the employee during 2010. All 401(k) deferrals made by participants are before-tax contributions. In the event of retirement at age 65 or older, permanent disability or death, however, a participant will automatically become 100% vested in the value of all matching and profit sharing contributions and earnings thereon, regardless of the number of years of service with Pacific Trust Bank.

Participants may invest amounts contributed by them, as well as employer matching and profit sharing contributions (to the extent they are fully vested), to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator. Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan.

Pacific Trust Bank also maintains an employee stock ownership plan for employees of First PacTrust and Pacific Trust Bank, as part of the KSOP. (The following description pertains only to the employee stock ownership portion of the KSOP.)

As part of our 2002 reorganization from the mutual to the stock form of ownership and initial public offering, the employee stock ownership plan borrowed funds from First PacTrust and used these funds to purchase shares of Voting Common Stock of First PacTrust. The loan equaled 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan was repaid primarily from First PacTrust’s contributions to the employee stock ownership plan over a period of ten years, and from dividends on common stock held by the employee stock ownership plan. Repayment of the loan was completed during 2011.

Shares purchased by the employee stock ownership plan with the proceeds of the loan were held in a suspense account and released to participants’ accounts as debt service payments were made. Shares released from the employee stock ownership plan were allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants. An employee was eligible for an employee stock ownership allocation if he was credited with 1,000 or more hours of service during the plan year, and either was actually employed on the last day of the plan year or attained age 65. Final allocations were made during 2011 after repayment of the loan to the employee stock ownership plan was completed.

The account balances of participants in the employee stock ownership plan vest on the five year anniversary of service with the Company. Credit for eligibility and vesting have been given for years of service with Pacific Trust Bank, prior to adoption of the employee stock ownership plan. However, effective for plan years commencing on or after January 1, 2007, each participant vests 100% after three years of service. No vesting will have occurred prior to obtaining three Years of Service as defined in the KSOP. In the case of a “change in control,” as defined in the KSOP, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan.

Equity Incentive Awards

2011 Omnibus Incentive Plan.    In May 2011, the Company’s shareholders approved the Omnibus Plan. The purpose of the Omnibus Plan is to promote the long-term success, and enhance the long-term value, of the Company by linking the personal interests of employees and directors with those of the Company’s shareholders, and provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees and directors. The Omnibus Plan provides for the grant to employees and directors of the Company and its subsidiaries of the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and cash awards. The number of shares of common stock available for awards under the Omnibus Incentive Plan is 950,000, of which no more than 300,000 may be utilized for awards other than stock options and stock appreciation rights. As of the date of this proxy statement, 906,394 shares remained available for future awards under the Omnibus Plan, 285,081 of which could be utilized for awards other than stock options and stock appreciation rights.

2003 Recognition and Retention Plan and 2003 Stock Option and Incentive Plan.    In April 2003, the Company’s shareholders approved the 2003 Stock Option and Incentive Plan and the 2003 Recognition and Retention Plan.

The 2003 Recognition and Retention Plan is a stock-based compensation plan designed to reward directors, advisory directors, officers and employees for service with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Company. The Company reserved 211,600 shares for stock awards under this plan. Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to the success and growth of the Company. Stock awards under the plan generally have vested in equal installments over five years from the date of grant. Prior to the vesting of the shares, the recipient has voting and dividend rights, but no transfer rights over the shares. As of the date of this proxy statement, no shares remain available for future awards under this plan.

The purpose of the 2003 Stock Option and Incentive Plan is to promote the long-term success of the Company and increase shareholder value by attracting and retaining key employees and directors and encouraging directors and key employees to focus on long-range objectives. The Company reserved 529,900 shares for option awards under this plan, plus additional shares repurchased with the proceeds of exercised options or surrendered to pay an option exercise price. Option awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to the success and growth of the Company. The plan provides for the award of incentive stock options to qualifying employees under the federal tax laws. Stock awards under the plan generally have vested in equal installments over five years from the date of grant and must be exercised within 10 to 15 years. The exercise price of options awarded always has been the fair market value of a share of the Company’s common stock on the date of grant. As of the date of this proxy statement, 37,707 shares remain available for future awards under this plan.

Employment Inducement Awards.    Subsequent to the closing of the Private Placement, as part of our efforts to assemble our new senior management team, we made grants of options to purchase an aggregate of 685,000 shares of Voting Common Stock and grants of an aggregate of 26,500 restricted shares of Voting Common Stock to seven new officers as an inducement material to their entering into employment with the Company. The grants were approved by the Compensation Committee in reliance on NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by shareholders.

Other

Our executives are entitled to few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees other than as described in the severance agreements. Our health and insurance plans are the same for all employees. The Company currently offers employees their choice of two different health plans.

Outstanding Equity Awards

The following table provides information regarding stock options and restricted stock awards held by the named executive officers as of December 31, 2011.

Outstanding Equity Awards at December 31, 2011

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (1)	Option Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory A. Mitchell	100,000	(4)	200,000	(4)	—	$11.35	11/01/2020	—		—	—	—
	55,000	(4)	110,000	(4)	—	$11.35	11/01/2020	—		—	—	—
	—		—		—	—	—	7,678	(5)	78,700	—	—
	—		—		—	—	—	1,643	(6)	16,841	—	—

Matthew Bonaccorso	33,334	(7)	66,666	(7)	—	$11.36	11/23/2020	—		—	—	—
	—		—		—	—	—	3,333	(8)	34,163	—	—
	—		—		—	—	—	2,498	(9)	25,605	—	—

Marangal I. Domingo	—		80,000	(10)	—	$14.48	05/06/2021	—		—	—	—
	—		—		—	—	—	5,000	(11)	51,250	—	—
	—		—		—	—	—	2,609	(12)	26,742	—	—

Hans R. Ganz	—		—		—	—	—	—		—	—	—

James P. Sheehy	—		—		—	—	—	—		—	—	—

(1)	The exercise price of the stock option awards is equal to the grant day’s closing price of the Voting Common Stock on the NASDAQ Stock Market.
(2)	The expiration date of each option occurs 10 years after the date of grant of each option.
(3)	Reflects dollar value of unvested restricted shares as of December 30, 2011 based on that day’s closing price of the Voting Common Stock on the NASDAQ Stock Market of $10.25.
(4)	The vesting schedule of the options is as follows: one-third equal annual installments beginning November 1, 2011.
(5)	Represents unvested portion as of December 31, 2011 of award of 9,598 shares of restricted stock. The vesting schedule of the shares is as follows: 20% equal annual installments beginning November 1, 2011.
(6)	Represents unvested portion as of December 31, 2011 of award of 2,464 shares of restricted stock. The vesting schedule of the shares is as follows: one-third equal annual installments beginning December 31, 2011.
(7)	The vesting schedule of the options is as follows: one-third equal annual installments beginning November 23, 2011.
(8)	Represents unvested portion as of December 31, 2011 of award of 5,000 shares of restricted stock. The vesting schedule of the shares is as follows: one-third equal annual installments beginning November 23, 2011.
(9)	Represents unvested portion as of December 31, 2011 of award of 3,747 shares of restricted stock. The vesting schedule of the shares is as follows: one-third equal annual installments beginning December 31, 2011.
(10)	The vesting schedule of the options is as follows: one-third equal annual installments beginning May 6, 2012.
(11)	Represents unvested portion as of December 31, 2011 of award of 5,000 shares of restricted stock. The vesting schedule of the shares is as follows: one-third equal annual installments beginning May 6, 2012.
(12)	Represents unvested portion as of December 31, 2011 of award of 3,911 shares of restricted stock. The vesting schedule of the shares is as follows: one-third equal annual installments beginning December 31, 2011.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and next three most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee reviews and considers the potential consequences of Section 162(m) to the Company. The Company reserves the right to use our judgment to authorize compensation to any employee that does not comply with the Section 162(m) exemptions for compensation we believe is appropriate.

Section 280G of the Internal Revenue Code provides that severance payments triggered by a change in control, which equal or exceed three times the individual’s “base amount” are deemed to be “excess parachute payments.” Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, the Company and the Bank would not be entitled to deduct the amount of the excess payments. Each employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Employment Agreements

We have employment agreements with each of Messrs. Mitchell, Bonaccorso and Domingo. Set forth below are descriptions of those agreement.

Employment Agreement with Mr. Mitchell.    On November 1, 2010, the Company entered into an employment agreement with Mr. Mitchell for a three-year term which, on November 1, 2013 and on each anniversary of that date, will be extended for an additional year unless either party notifies the other at least 90 days prior to that date or the anniversary date that the term of the agreement will not be extended. The agreement provides for a minimum base annual salary of $416,000 and a one-time signing bonus in the form of 9,598 shares of restricted Voting Common Stock granted on November 1, 2010 pursuant to the Company’s 2003 Recognition and Retention Plan that are scheduled to vest in 20% annual increments beginning November 1, 2011 (the “RRP Grant”). In addition, as an inducement material to his entering into employment with the Company, the agreement provided for a grant on November 1, 2010 of a ten-year non-qualified stock option to purchase 300,000 shares of Voting Common Stock at an exercise price of $11.35 per share, which is scheduled to vest in one-third annual increments beginning November 1, 2011 (the “Inducement Grant Option”).

The employment agreement provides that Mr. Mitchell is entitled to additional or special compensation, such as additional equity awards, incentive pay or bonuses, as the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors may from time to time determine. The agreement also entitles Mr. Mitchell to the use of an automobile or a monthly automobile allowance, expense reimbursement and participation in such benefit programs as may be approved from time to time for the Company for the benefit of its executive employees. In the event that Mr. Mitchell’s employment is involuntarily terminated without “Cause” (as defined in the employment agreement) or voluntarily terminated for “Good Reason” (as defined in the employment agreement), he will be entitled to (i) severance pay equal to 24 months’ salary at the rate in effect on the termination date, payable in equal monthly installments; (ii) accelerated vesting of any then-unvested portion of the Inducement Grant Option; and (iii) serve as an advisory director of the Company until any then-unvested portion of the RRP Grant has vested in full. The vesting of Mr. Mitchell’s Founder’s Option also will accelerate if his employment is terminated under these circumstances. See “Business Relationships and Transactions with Executive Officers and Directors and Related Persons—Private Placement.” In the event that the Company elects not to renew the employment agreement at the end of its initial term or any extension of that term, Mr. Mitchell will be entitled, upon termination of his employment with the Company, to severance pay equal to 12 months’ salary at the rate in effect on the termination date, payable in equal monthly installments. Payment of the severance pay described above is contingent upon Mr. Mitchell’s compliance with non-solicitation and non-disclosure requirements set forth in the employment agreement. Vesting of any then unvested portion of the RRP Grant will accelerate if Mr. Mitchell’s service with the Company terminates due to death or disability or terminates other than for cause within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company).

Employment Agreement with Mr. Bonaccorso.    On November 23, 2010, the Company and the Bank entered into an employment agreement with Mr. Bonaccorso for a three-year term, commencing January 3, 2011, which, on January 3, 2013 and on each anniversary of that date, will be extended for an additional year unless either the Company and the Bank or Mr. Bonaccorso notifies the other at least 90 days prior to that date or the anniversary date that the term of the agreement will not be extended. The agreement provides for a base annual salary of $305,000. As an inducement material to Mr.Bonaccoro’s entering into employment with the Company and the Bank, the agreement provides for (i) a one-time signing bonus in the form of 5,000 restricted shares (the “Inducement Grant Shares”) of Voting Common Stock; and (ii) a ten-year non-qualified stock option (the “Inducement Grant Option”) to purchase 100,000 shares of Voting Common Stock at an exercise price of $11.36 per share. The Inducement Grant Shares and Inducement Grant Option are each scheduled to vest in one-third annual increments beginning November 23, 2011.

The employment agreement provides that Mr. Bonaccorso is entitled to additional or special compensation, such as additional equity awards, incentive pay or bonuses, as the Board of Directors or the Compensation Committee of Board of Directors may from time to time determine. The agreement also entitles Mr. Bonaccorso to the use of an automobile or a monthly automobile allowance, expense reimbursement and participation in such benefit programs as may be approved from time to time for the Company for the benefit of its executive employees. In the event that Mr. Bonaccorso’s employment is involuntarily terminated without “Cause” (as defined in the employment agreement) or voluntarily terminated for “Good Reason” (as defined in the employment agreement), he will be entitled to (i) severance pay equal to 24 months’ salary at the rate in effect on the termination date, payable in equal monthly installments; (ii) accelerated vesting of any then-unvested portion of the Inducement Grant Option; and (iii) serve as an advisor of the Company until any then-unvested portion of the Inducement Grant Shares have vested in full. Payment of the severance pay described above is contingent upon Mr. Bonaccorso’s compliance with non-solicitation and non-disclosure requirements set forth in the employment agreement. Vesting of the Inducement Grant Shares will accelerate in the event Mr. Bonaccorso’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company).

Employment Agreement with Mr. Domingo.    On May 6, 2011, the Company and the Bank entered into an employment agreement with Mr. Domingo for a three-year term, commencing May 6, 2011, which, on May 6, 2014 and on each anniversary of that date, will be extended for an additional year unless either the Company and the Bank or Mr. Domingo notifies the other at least 90 days prior to that date or the anniversary date that the term of the agreement will not be extended. The agreement provides for a base annual salary of $275,000. As an inducement material to Mr. Domingo’s entering into employment with the Company and the Bank, the agreement provides for (i) a one-time signing bonus in the form of 5,000 restricted shares (the “Inducement Grant Shares”) of Voting Common Stock; and (ii) a ten-year non-qualified stock option (the “Inducement Grant Option”) to purchase 80,000 shares of Voting Common Stock at an exercise price of $14.48 per share. The Inducement Grant Shares and Inducement Grant Option are each scheduled to vest in one-third annual increments beginning May 6, 2012.

The employment agreement provides that Mr. Domingo is entitled to additional or special compensation, such as additional equity awards, incentive pay or bonuses, as the Board of Directors or the Compensation Committee of Board of Directors may from time to time determine. The agreement also entitles Mr. Domingo to the use of an automobile or a monthly automobile allowance, expense reimbursement and participation in such benefit programs as may be approved from time to time for the Company for the benefit of its executive employees. In the event that Mr. Domingo’s employment is involuntarily terminated without “Cause” (as defined in the employment agreement) or voluntarily terminated for “Good Reason” (as defined in the employment agreement), he will be entitled to (i) severance pay equal to 24 months’ salary at the rate in effect on the termination date, payable in equal monthly installments; (ii) accelerated vesting of any then-unvested portion of the Inducement Grant Option; and (iii) serve as an advisor of the Company until any then-unvested portion of the Inducement Grant Shares have vested in full. Payment of the severance pay described above is contingent upon Mr. Domingo’s compliance with non-solicitation and non-disclosure requirements set forth in the employment agreement. Vesting of the Inducement Grant Shares will accelerate in the event Mr. Domingo’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company).

Change in Control Severance Agreements

In 2002, the Bank entered into change in control severance agreements (the “Severance Agreements”) with each of Mr. Ganz, Mr. Sheehy and four other officers of the Bank. Each Severance Agreement provides that if a change in control event occurs during the term of the Severance Agreement and the officer’s employment is terminated without cause, the officer is entitled to: (1) a lump sum amount equal to a specified percentage (299% in the case of Mr. Ganz and 200% in the case of Mr. Sheehy) of the officer’s “base amount,” as defined in Section 280G of the Internal Revenue Code (generally the average of the officer’s Box 1, W-2 compensation from the Company during the last five completed calendar years); and (2) continuation of substantially the same health insurance benefits for the remaining term of the Severance Agreement.

On December 16, 2010, as required pursuant to the terms of the subscription agreements between the Company and investors in the Private Placement, each Severance Agreement was modified by an Agreement to Modify Severance Benefits (each, a “Modification Agreement”) by providing for the payment (a “Retention Payment”) to the officer of a lump sum amount in cash equal to one-half of the lump sum amount that would have been due to the officer pursuant to his or her Severance Agreement if the Private Placement had constituted a change in control event and the employment of the officer had ceased (i.e., one-half of the applicable percentage specified above multiplied by his or her current “base amount”). The amounts of the Retention Payments made to Mr. Ganz and Mr. Sheehy are included in 2010 compensation in the All Other Compensation Column of the Summary Compensation Table. Each Modification Agreement further provides that if the officer’s employment with the Bank is terminated without cause on or before the third anniversary of the completion of the Private Placement (i.e., on or before November 1, 2013), the officer will be entitled to payment (a “Termination Payment”) of the balance of the lump sum amount that might otherwise be payable under the Severance Agreement (i.e., one-half of the percentage specified above multiplied by his or her “base amount” as of the closing of the Private Placement), plus continuation of health insurance benefits during the remaining term of the Severance Agreement. Messrs. Ganz and Sheehy became entitled to their Termination Payments upon their separation from service with the Company during 2011, subject to a six-month delay in order to ensure compliance with Section 409A of the Internal Revenue Code. The amounts of the Termination Payments to which Messrs. Ganz and Sheehy became entitled are included in 2011 compensation in the All Other Compensation Column of the Summary Compensation Table.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for audit committee members under the NASDAQ Listing Rules. The Audit Committee’s responsibilities are described in a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. As the members of the Audit Committee, it is our responsibility to monitor and oversee these processes.

As required by our charter, we received and reviewed the report of Crowe Horwath LLP regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). We also reviewed and discussed the audited financial statements with Company management. A representative of Crowe Horwath LLP also discussed with the Audit Committee the independence of Crowe Horwath LLP from the Company, as well as the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

In fulfilling our oversight responsibility of reviewing the services performed by the Company’s independent registered public accounting firm, we carefully reviewed the policies and procedures for the engagement of the independent registered public accounting firm. We also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. We pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging our independent registered public accounting firm to render an audit or permissible non-audit service, we specifically approve the engagement of our registered public accounting firm to render that service. Accordingly, the Company does not engage our independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Crowe Horwath LLP to render 100 percent of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services. We also reviewed and discussed with the independent registered public accounting firm the fees paid to the independent registered public accounting firm; these fees are described under “Independent Registered Public Accounting Firm” below.

The Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer also reviewed with the Audit Committee the certifications that each officer signs pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The foregoing report is furnished by the Audit Committee:

Alvin L. Majors (Chairperson)

Jeff Karish

Jeffrey T. Seabold

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors is negotiating the Company’s arrangement for Crowe Horwath LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. The Audit Committee of the Board believes the services provided as described in sections (a) and (b) below for the 2011 fiscal year are compatible with maintaining Crowe Horwath LLP’s independence. Representatives of Crowe Horwath LLP are expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should they desire to do so.

During fiscal 2011 and 2010, Crowe Horwath LLP provided various audit, audit-related and non-audit services to the Company, including: (a) the audit of the Company’s fiscal 2011and fiscal 2010 annual financial statements and review of financial statements in the Company’s Quarterly Reports on Form 10-Q and (b) tax and loan review services. The aggregate fees billed to the Company and its affiliates by Crowe Horwath LLP for the fiscal years ended December 31, 2011 and 2010 were as follows:

	Year Ended December 31,
	2011	2010
Audit Fees	$334,698	$245,960
Audit Related Fees(1)	$129,750	$—
Tax Fees(2)	$43,980	$23,605
All Other Fees(3)	$—	$24,000

(1)	Primarily for review and assurance and related services.
(2)	Primarily for tax compliance, tax advice and tax return preparation services.
(3)	For audit travel expense reimbursement.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent registered public accounting firm for all audit and permissible non-audit services to be provided by the independent registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent registered public accounting firm to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

The Audit Committee has authorized the independent registered public accounting firm to provide to the Company tax services and certain services in connection with the administration of our benefit plans. In authorizing those services, the Committee determined that providing those services were compatible with maintaining the independence of the independent registered public accounting firm.

PROPOSAL II—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are not legally required to include in this proxy statement an advisory vote on executive compensation, but have elected to do so in order to give shareholders an opportunity to indicate whether or not they endorse the compensation paid to our executives, as disclosed in this proxy statement. The proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402(m) through (q) of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As disclosed in more detail under “Proposal I—Election of Directors-Compensation of Executive Officers,” the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives. The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success. Executive compensation determinations are a complex and demanding process. The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our shareholders’ interest in executive compensation practices. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class and competition. A primary focus of our compensation program is to compensate actual performance, using realistic incentive thresholds while not exposing the Company to imprudent levels of risk.

The Board of Directors believes that our executive compensation program comports with the objectives described above and therefore recommends that shareholders vote “FOR” this proposal.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the annual meeting. If any other matter properly comes before the shareholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

Shareholder Proposals for Annual Meeting to be Held in 2013

If you intend to present a shareholder proposal at next year’s annual meeting, your proposal must be received by the Company at its executive offices, located at 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612, no later than December 25, 2012 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company’s charter and bylaws and Maryland law.

To be considered for presentation at next year’s annual meeting, but not for inclusion in the Company’s proxy statement and form of proxy for that meeting, shareholder proposals must be received by the Company no later than February 20, 2013 and no earlier than January 21, 2013. If, however, the date of the next annual meeting is before April 21, 2013 or after July 20, 2013, proposals must instead be received by the Company no earlier than the 120th day prior to the date of the next annual meeting and no later than the close of business on the later of the 90th day before the date of the meeting or the tenth day after the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST PACTRUST BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2012

The undersigned hereby appoints the members of the Board of Directors of First PacTrust Bancorp, Inc. (the “Company”), and their survivors, with full power of substitution, and authorizes them to represent and vote, as designated below, all shares of the voting common stock, par value $0.01 per share, of the Company held of record by the undersigned as of the close of business on March 27, 2012, at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held on May 21, 2012, at 9:00 a.m. local time, at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California, 92612 and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote “For” the election of all nominees under Item I, “For” the approval of proposal II.

		For	With- hold	For All Except
1.	The election of Gregory Mitchell, Chad Brownstein and Jeff Karish as directors of the company, each for a term of three years.	☐	☐	☐

Instructions: To vote for all nominees mark the box “FOR” with an “X”. To withhold your vote for all nominees mark the box “WITHHOLD” with an “X”. To withhold your vote for one nominee but not all nominees mark the box “FOR ALL EXCEPT” with an “X” and write the name of the nominee on the following line for whom you wish to withhold your vote.

		For	Against	Abstain

II.	Advisory (non-binding) vote on executive compensation commonly referred to as “say on pay” vote.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER ITEM I, FOR THE APPROVAL OF THE PROPOSAL UNDER ITEM II. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Please be sure to date and sign	Date
this proxy card in the box below.

Sign above	Co-holder (if any) sign above

Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy may be revoked in the manner described in the accompanying proxy statement.

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¿	Detach above card, sign, date and mail in postage paid envelope provided. FIRST PACTRUST BANCORP, INC.	¿

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Annual Meeting, a proxy statement and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2011.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/5332

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